Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LDK Solar CO., Ltd.:

We consent to the incorporation by reference in the registration statement (File No. 333-150866) on Form S-8, the registration statement (File No. 333-171877) on Form F-3 and the registration statement (No. 333-182601) on Form F-3 of LDK Solar CO., Ltd. of our reports dated November 5, 2014, with respect to the consolidated balance sheets of LDK Solar CO., Ltd. and subsidiaries (“the Company”) as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 20-F of LDK Solar CO., Ltd.

Our report with respect to the consolidated financial statements dated November 5, 2014 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a net capital deficit, and has been placed into provisional liquidation that raise substantial doubt about its ability to continue as a going concern, and that the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated November 5, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to insufficient accounting personnel with appropriate knowledge and experience in U.S. GAAP and reconciliation of intercompany transactions have been identified and included in management’s assessment.

/s/ KPMG

Hong Kong, China

November 5, 2014